Exhibit 10.1

SHORT-TERM LOAN AGREEMENT

Dated as of March 30, 2020

between

GOLDEN MINERALS COMPANY

as Borrower

and

SENTIENT GLOBAL RESOURCES FUND IV, L.P.

as Lender

TABLE OF CONTENTS

1.	FACILITY	1
2.	REPAYMENT AND PREPAYMENT	1
3.	INTEREST	1
4.	UNDERTAKING	2
5.	EVENTS OF DEFAULT	2
6.	ASSIGNMENT	2
7.	MISCELLANEOUS	3
8.	GOVERNING LAW AND JURISDICTION	4

THIS SHORT-TERM LOAN FACILITY AGREEMENT (as amended, amended and restated, supplemented, or otherwise modified from time to time, this “Agreement”) is dated as of March 30, 2020 and made between:

(1)       GOLDEN MINERALS COMPANY, a Delaware corporation with its headquarters at 350 Indiana Street, Suite 650, Golden CO 80401 (including its successors in title, permitted assigns and permitted transferees, the “Borrower”), and

(2)       SENTIENT GLOBAL RESOURCES FUND IV, L.P., having its official seat in George Town, Grand Cayman, Cayman Islands, having its registered office address at Landmark Square, 64 Earth Close, West Bay Beach South, Cayman Islands and registered with the Registrar of Companies of the Cayman Islands under number 45434 (including its successors in title, permitted assigns and permitted transferees, the “Lender”).

BACKGROUND

(A)       The Lender is a significant shareholder of the Borrower.

(B)       The Lender has agreed to make a one-time loan to the Borrower in the principal amount of one million United States dollars (US$1,000,000).

(C)       Accordingly, for good and valuable consideration, the receipt of which is hereby acknowledged, the terms of that loan are those set out in this Agreement.

IT IS AGREED as follows:

1.                  FACILITY

1.1              Type. Subject to the terms of this Agreement, the Lender agrees to make a single loan to the Borrower in the principal amount of ONE MILLION UNITED STATES DOLLARS (US$1,000,000) (the “Loan”).

1.2              Purpose. The Borrower shall apply all amounts borrowed by it under the Loan towards the financing of general corporate purposes.

2.                  REPAYMENT AND PREPAYMENT

2.1              Repayment. The Borrower shall repay the Loan, together with accrued interest thereon and any other amount outstanding under this Agreement, in full on December 31, 2020.

2.2              Voluntary prepayment. The Borrower may prepay the Loan in whole or in part, in each case together with accrued interest, at any time with no prepayment penalty.

2.3              No reborrowing. Any part of the Loan that has been prepaid or repaid cannot be reborrowed.

3.                  INTEREST

3.1              Rate. The Borrower shall pay simple interest on the Loan at a rate of 10% per annum.

3.2              Calculation. Any interest accruing under this Agreement is calculated on the basis of the actual number of days elapsed and a year of 365 or 366 days, as applicable.

3.3              Default interest. If the Borrower fails to pay any amount payable under this Agreement on its due date, interest shall accrue on that overdue amount from the due date up to date of actual payment (both before and after judgment) at a rate which is 2% higher than the rate set out in Clause 3.1 (Rate). Any interest accruing pursuant to this Clause 3.3 is immediately payable by the Borrower on demand by the Lender and may be compounded by the Lender at any time.

4.                  UNDERTAKING

The Borrower shall supply to the Lender all information and documentation which it understands or should be aware to be important to the Lender upon becoming aware of it including and at the same time as it is dispatched, information and documentation dispatched by the Borrower to its shareholders.

5.                  EVENTS OF DEFAULT

On and at any time after the occurrence of any of the following events or circumstances, the Loan, together with accrued interest and any other amount outstanding under this Agreement, shall be immediately due and payable:

(a)               the Borrower does not pay within 10 days of its due date any amount payable pursuant to this Agreement;

(b)               the Borrower does not comply with any provision of this Agreement and, provided that the failure to comply is in the sole opinion of the Lender capable of being remedied, is not remedied within 10 days; and

(c)               bankruptcy or suspension of payments of the Borrower, dissolution, liquidation or winding up of the Borrower or any analogous procedure affecting the rights of creditors generally or any corporate action, legal proceedings or other procedure or step is taken in relation to any of the foregoing.

6.                  ASSIGNMENT

6.1              No assignment – Borrower. The rights and obligations of the Borrower under this Agreement cannot be transferred, assigned or pledged without the prior written consent of the Lender.

6.2              Assignment – Lender. The Lender may transfer, assign or pledge any of its rights and obligations under this Agreement so long as the Lender provides prompt written notice to the Borrower. The Borrower shall, to the extent legally permitted, cooperate with, or consent to, such transfer, assignment or pledge in advance.

7.                  MISCELLANEOUS

7.1              Payments. All amounts set out or expressed to be payable under this Agreement by the Borrower:

(a)               shall be paid in USD into such bank account as the Lender instructs and cannot be paid by the Borrower invoking any right of set-off;

(b)               shall, if the due date is not a business day, be paid on the next business day in the same month (if there is one) or on the preceding business day (if there is not);

(c)               shall be paid without any deduction or withholding for or on account of tax (a “Tax Deduction”), unless such Tax Deduction is required by law. If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment that would have been due if no Tax Deduction had been required; and

(d)               shall be deemed to be exclusive of any value added tax or any other tax of a similar nature (“VAT”); if VAT is or becomes chargeable, the Borrower shall also and at the same time pay to the Lender an amount equal to the VAT amount.

7.2              Evidence of debt. An excerpt from the Lender’s records shall serve as evidence of the existence and the amounts of any indebtedness by the Borrower pursuant to this Agreement, subject to proof to the contrary.

7.3              No rescission. The Borrower waives, to the fullest extent permitted by law, its rights to rescind this Agreement, to suspend any of its obligations or liability under this Agreement, to nullify or to invoke the nullity of this Agreement on any ground under English law or under any other applicable law.

7.4              Counterparts. This Agreement may be executed in any number of counterparts, originally or by facsimile, or by way of email or .pdf, each such counterpart taken together will form one and the same agreement.

7.5              Severability. If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

7.6              Criminal Code Compliance. In this paragraph the terms “interest,” “criminal rate” and “credit advanced” have the meanings ascribed to them in Section 347 of the Criminal Code (Canada) as amended from time to time. The parties hereto agree that, notwithstanding any agreement to the contrary, no interest on the Loan will be payable in excess of that permitted under the laws of Canada. If the effective rate of interest, calculated in accordance with generally accepted actuarial practices and principles, would exceed the criminal rate on the credit advanced, then:

(a)               the elements of return which fall within the term “interest” will be reduced to the extent necessary to eliminate such excess;

(b)               any remaining excess that has been paid will be credited towards prepayment of the Loan; and

(c)               any overpayment that may remain after such crediting will be returned forthwith to the Borrower upon demand, and, in the event of dispute, a Fellow of the Canadian Institute of Actuaries appointed by the Lender will perform the relevant calculations and determine the reductions, modifications and credits necessary to effect the foregoing and the same will be conclusive and binding on the panics hereto. This Agreement and all related agreements and documents will automatically be modified to reflect such modifications without the necessity of any further act or deed of the Borrower and the Lender to give effect to them.

7.7              Interest Act Disclosure. For the purposes of the Interest Act (Canada) and disclosure under such act, whenever interest to be paid under this Agreement is to be calculated on the basis of a year of 365 or 366 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365 or 366 or such other period of time, as the case may be.

7.8              Enurement. This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

8.                  GOVERNING LAW AND JURISDICTION

8.1              Governing law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.2              Jurisdiction. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the Courts of the Province of Ontario and agrees to be bound by any suit, action or proceeding commenced in such Courts and by any order or judgment resulting from such suit, action or proceeding, but the foregoing will in no way limit the right of the Lender to commence suits, actions or proceedings based on this Agreement in any jurisdiction it may deem appropriate.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

BORROWER:

GOLDEN MINERALS COMPANY

By:	/s/ Warren M. Rehn
Name: Warren M. Rehn
Title: President & CEO

LENDER:

SENTIENT GLOBAL RESOURCES FUND IV, L.P. (by its general partner SENTIENT GP IV, L.P., by its general partner SENTIENT EXECUTIVE GP IV, LIMITED)

By:	/s/ Michau de Leeuw
Name: Michau de Leeuw
Title: Director

Short-Term Loan Agreement